17 May 2006                           Our ref       Tessa Hoser:36G
                                      Phone         +61 2 9225 5049
                                      Email         Tessa.Hoser@freehills.com
                                      Matter no     81016253

                                      Doc no        Sydney\005037661
Attention: Mr Paul Garvey

ME Portfolio Management Limited
Level 23
360 Collins Street
MELBOURNE  VIC  3000


Dear Sirs


ME Portfolio Management Limited

We have acted in the capacity of Australian solicitors to ME Portfolio Management Limited (MEPML) in relation to the offering of Mortgage Backed Floating Rate Notes to be offered pursuant to the Registration Statement (as defined below) (the Notes) in connection with certain funds which will be constituted under the Master Trust Deed dated 4 July 1994 between Perpetual Limited (the Trustee) and MEPML (as amended and restated) and which are to be created by a Notice of Creation of Securitisation Fund.

Definitions in the draft Prospectus (consisting of a base prospectus and a prospectus supplement) (the Prospectus) as filed as part of a Registration Statement on Form S-3 (the Registration Statement) with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933 of the United States of America apply in this opinion. In addition, in this opinion Relevant Jurisdiction means the Commonwealth of Australia, the State of Victoria or the State of New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1    Documents

We have examined a draft copy of the Prospectus.

2    Assumptions

For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft and have assumed that an action in the United States of America in respect of an obligation under a Note is an action for enforcement of a promise to pay money.

3    Qualifications

Our opinion is subject to the qualification that we express no opinion as to any laws other than the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular, we express no opinion as to the Laws of the United Kingdom or the United States of America.

Terms used in this opinion have the meaning ascribed to them under the relevant laws in the Relevant Jurisdiction.

4    Opinion

Based on the assumptions and subject to the qualification set out above (which, except where expressly stated, apply equally to each of the opinions below) we are of the following opinion:

     (a) Any unsatisfied final and conclusive judgment of a court of the State of New York, United States of America (New York State Court), or any federal court of the United States of America, having jurisdiction recognised by the Relevant Jurisdiction, in respect of an obligation under a Note, which is for a fixed sum of money, would be enforceable by action between identical parties in the courts of each Relevant Jurisdiction (which action complies with rules and procedures of the said Courts) without a re-examination of the merits of the issues determined by the proceedings in the New York State Court or any federal court of the United States of America (as applicable) unless:

          (1) the proceedings in the New York State Court or any federal court of the United States of America (as applicable) involved a denial of the principles of natural justice;

          (2) the judgment is contrary to the public policy of the Relevant Jurisdiction;

          (3) the judgment was obtained by fraud or (without limiting paragraph 4(a)(2)) duress;

          (4)  the judgment is a penal or revenue judgment;

          (5) there has been a prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment of the New York State Court or any federal court of the United States of America (as applicable); or

          (6) (arguably and without limiting paragraph 4(a)(2)) the judgment was based on a clear or perverse mistake of fact or application of Australian law or there is a defence or material evidence which was not available before the New York State Court or of any federal court of the United States of America (as applicable).

     (b) Actions in a Relevant Jurisdiction (including as original actions or as actions to enforce judgments of a court of the United States of America) relating to civil liabilities predicated on securities laws of the United States of America may not be enforceable in a Relevant Jurisdiction even if the matters set out in paragraph 4(a) are otherwise satisfied.

     (c) A judgment by a court in a Relevant Jurisdiction may be given in some cases only in Australian dollars and recognition or enforcement may be temporarily stayed in certain circumstances additional to the above (such as if there is an appeal in the relevant court of the United States of America). Counter claims may be permitted in certain circumstances.

We consent to the filing of this letter as an exhibit to the Registration Statement of which the Prospectus forms a part, without admitting that we are "experts" within the meaning of the Securities Act of 1933 of the United States of America or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

This opinion is given as at the date of this letter. We offer no opinion as to whether any subsequent change in the law (including but not limited to a Government instrument or regulation permitted by current Acts of Parliament, or an Act of Parliament) or judicial interpretation of the law, will affect the law or its application as outlined above.

Yours faithfully
Freehills



/s/ Tessa Hoser

Tessa Hoser
Partner